Exhibit 99

NEWS RELEASE For further information, contact Shelley Hickman, Director – Global Communications
Tel: 414-768-4599	Fax: 414-768-5211
shickman@bucyrus.com	www.bucyrus.com

BUCYRUS INTERNATIONAL, INC. ANNOUNCES SUMMARY FINANCIAL RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2009

South Milwaukee, Wisconsin, February 18, 2010 - Bucyrus International, Inc. (NASDAQ: BUCY), a leading designer, manufacturer and marketer of high productivity mining equipment for surface and underground mining, announced today its summary unaudited financial results for the quarter and year ended December 31, 2009.

Consolidated Condensed Statements of Earnings (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Dollars in thousands, except per share amounts)
Sales	$645,822	$721,847	$2,651,769	$2,505,838
Cost of products sold	439,513	537,356	1,846,170	1,823,335

Gross profit	206,309	184,491	805,599	682,503
Selling, general and administrative expenses	74,066	58,783	269,539	243,932
Research and development expenses	12,053	9,130	41,908	36,550
Amortization of intangible assets	4,701	4,176	18,899	19,390

Operating earnings	115,489	112,402	475,253	382,631
Interest income	(1,578)	(601)	(5,117)	(6,206)
Interest expense	6,689	10,244	27,017	34,768
Other expense	386	767	6,085	3,071

Earnings before income taxes	109,992	101,992	447,268	350,998
Income tax expense	28,537	36,242	134,565	117,683

Net earnings	$81,455	$65,750	$312,703	$233,315

Net earnings per share data
Basic:
Net earnings per share	$1.09	$0.88	$4.20	$3.14
Weighted average shares	74,463,276	74,386,394	74,456,969	74,350,939
Diluted:
Net earnings per share	$1.07	$0.88	$4.12	$3.10
Weighted average shares	76,345,348	75,065,459	75,880,863	75,205,020

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Other Financial Data
EBITDA (1)	$132,697	$126,143	$532,995	$438,881
Non-cash stock compensation expense (2)	4,291	1,995	11,889	7,056
Loss (gain) on disposal of fixed assets (3)	13	(600)	3,704	159
Inventory fair value adjustment charged to cost of products sold (4)	—	—	—	12,088

Adjusted EBITDA (5) (6)	$137,001	$127,538	$548,588	$458,184

(1)	EBITDA is defined as net earnings before net interest expense, income tax expense (benefit), depreciation and amortization. EBITDA is presented because (i) management uses EBITDA to measure Bucyrus’ liquidity and financial performance and (ii) management believes EBITDA is frequently used by securities analysts, investors and other interested parties in evaluating the performance and enterprise value of companies in general, and in evaluating the liquidity of companies with significant debt service obligations and their ability to service their indebtedness. The EBITDA calculation is not an alternative to net earnings under accounting principles generally accepted in the United States of America (“GAAP”) as an indicator of operating performance or of cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles net earnings to EBITDA and EBITDA to net cash provided by operating activities.
(2)	Reflects non-cash stock compensation expense related to equity incentive plans.
(3)	Reflects (gains) losses on the disposal of fixed assets in the ordinary course and a $3.3 million loss in the quarter ended September 30, 2009 related to the sale of certain assets in Poland.
(4)	In connection with the acquisition of DBT GmbH in 2007, inventories purchased were adjusted to estimated fair value. This adjustment was charged to cost of products sold as the inventory was sold.
(5)	Includes severance and early retirement expense (income) for personnel changes in the ordinary course of $387, ($1,334), $5,650 and ($450), respectively.
(6)	Adjusted EBITDA is a material term in Bucyrus’ credit agreement, which management believes is a material agreement, and is used in the calculation of the leverage ratio covenant thereunder.

EBITDA Reconciliation (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Dollars in thousands)

Net earnings	$81,455	$65,750	$312,703	$233,315
Interest income	(1,578)	(601)	(5,117)	(6,206)
Interest expense	6,689	10,244	27,017	34,768
Income tax expense	28,537	36,242	134,565	117,683
Depreciation	12,110	9,565	41,544	36,860
Amortization	5,484	4,943	22,283	22,461

EBITDA	132,697	126,143	532,995	438,881

Changes in assets and liabilities	(98,747)	(10,860)	(253,574)	(144,996)
Non-cash stock compensation expense	4,291	1,995	11,889	7,056
Loss (gain) on disposal of fixed assets	13	(600)	3,704	159

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Interest income	1,578	601	5,117	6,206
Interest expense	(6,689)	(10,244)	(27,017)	(34,768)
Income tax expense	(28,537)	(36,242)	(134,565)	(117,683)

Net cash provided by operating activities	$4,606	$70,793	$138,549	$154,855

Consolidated Condensed Balance Sheets (Unaudited)

	December 31, 2009	December 31, 2008
	(Dollars in thousands)
Assets
Cash and cash equivalents	$101,084	$102,396
Receivables - net	741,815	636,486
Inventories	627,289	616,710
Deferred income taxes	45,024	53,133
Prepaid expenses and other	40,861	26,045

Total current assets	1,556,073	1,434,770

Goodwill	351,333	330,211
Intangible assets - net	220,780	230,451
Other assets	61,505	68,823

Total other assets	633,618	629,485

Property, plant and equipment - net	514,421	488,396

Total assets	$2,704,112	$2,552,651

Liabilities and Common Stockholders’ Investment
Accounts payable and accrued expenses	$328,722	$438,626
Liabilities to customers on uncompleted contracts and warranties	183,097	252,304
Income taxes	45,811	70,091
Current maturities of long-term debt and short-term obligations	7,566	69,291

Total current liabilities	565,196	830,312

	December 31, 2009	December 31, 2008
Deferred income taxes	82,260	52,895
Pension, postretirement benefits and other	198,000	218,181

Total long-term liabilities	280,260	271,076

Long-term debt, less current maturities	499,666	501,755

Common stockholders’ investment	1,358,990	949,508

Total liabilities and common stockholders’ investment	$2,704,112	$2,552,651

Segment Information (Unaudited)

	Quarter Ended December 31, 2009
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$305,058	$68,337	$7,222	$11,955	$1,106,154
Underground mining	340,764	56,503	9,588	8,084	1,597,958

Total operations	645,822	124,840	16,810	20,039	2,704,112
Corporate	—	(9,351)	—	—	—

Consolidated total	$645,822	115,489	16,810	$20,039	$2,704,112

Interest income		(1,578)	—
Interest expense		6,689	—
Other expense		386	784

Earnings before income taxes		$109,992	$17,594

	Quarter Ended December 31, 2008
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$359,534	$61,841	$5,692	$43,817	$1,139,029
Underground mining	362,313	55,357	8,049	12,768	1,413,622

Total operations	721,847	117,198	13,741	56,585	2,552,651
Corporate	—	(4,796)	—	—	—

Consolidated total	$721,847	112,402	13,741	$56,585	$2,552,651

Interest income		(601)	—
Interest expense		10,244	—
Other expense		767	767

Earnings before income taxes		$101,992	$14,508

	Year Ended December 31, 2009
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$1,284,996	$292,754	$24,536	$37,581	$1,106,154
Underground mining	1,366,773	221,616	35,907	17,001	1,597,958

Total operations	2,651,769	514,370	60,443	54,582	2,704,112
Corporate	—	(39,117)	—	—	—

Consolidated total	$2,651,769	475,253	60,443	$54,582	$2,704,112

Interest income		(5,117)	—
Interest expense		27,017	—
Other expense		6,085	3,384

Earnings before income taxes		$447,268	$63,827

	Year Ended December 31, 2008
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$1,282,519	$252,713	$20,505	$90,406	$1,139,029
Underground mining	1,223,319	158,778	35,745	28,402	1,413,622

Total operations	2,505,838	411,491	56,250	118,808	2,552,651
Corporate	—	(28,860)	—	—	—

Consolidated total	$2,505,838	382,631	56,250	$118,808	$2,552,651

Interest income		(6,206)	—
Interest expense		34,768	—
Other expense		3,071	3,071

Earnings before income taxes		$350,998	$59,321

Sales consisted of the following:

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)
Surface mining:
Original equipment	$117,360	$185,273	(36.7%)	$534,463	$622,904	(14.2%)
Aftermarket parts and service	187,698	174,261	7.7%	750,533	659,615	13.8%

	305,058	359,534	(15.2%)	1,284,996	1,282,519	0.2%

Underground mining:
Original equipment	207,671	224,901	(7.7%)	821,019	737,554	11.3%
Aftermarket parts and service	133,093	137,412	(3.1%)	545,754	485,765	12.3%

	340,764	362,313	(5.9%)	1,366,773	1,223,319	11.7%

Total:
Original equipment	325,031	410,174	(20.8%)	1,355,482	1,360,458	(0.4%)
Aftermarket parts and service	320,791	311,673	2.9%	1,296,287	1,145,380	13.2%

	$645,822	$721,847	(10.5%)	$2,651,769	$2,505,838	5.8%

The decrease in surface mining original equipment sales for the quarter and year ended December 31, 2009 compared to the same periods for 2008 was primarily due to decreased electric mining shovels sales, which was partially offset by increased revenue from the manufacture and assembly of walking draglines for customers in Australia and Canada.

The increase in surface mining aftermarket parts and service sales for the quarter and year ended December 31, 2009 compared to the same periods for 2008 was in most markets, with the largest increase occurring in the Chilean market. Aftermarket sales in the United States market for the quarter ended December 31, 2009 declined from the same period last year and approximated 2008 levels for the full year of 2009. Total surface mining sales were positively impacted by approximately $14 million for the fourth quarter of 2009 and negatively impacted by approximately $21 million for the year ended December 31, 2009 due to the effect of the U.S. dollar on sales denominated in foreign currencies compared to the same periods for 2008.

The decrease in underground mining original equipment sales for the quarter ended December 31, 2009 compared to the same period for 2008 was in the room and pillar and belt systems product lines. The increase in underground mining original equipment sales for the year ended December 31, 2009 compared to 2008 was primarily due to increased longwall sales to customers in the United States and the Czech Republic and increased sales of room and pillar equipment to customers in China.

The decrease in underground mining aftermarket parts and service sales for the quarter ended December 31, 2009 compared to the same period for 2008 primarily occurred in the Australian and United States markets. The increase in underground mining aftermarket parts and service sales for the year ended December 31, 2009 compared to 2008 was primarily in the United States and Eastern European markets. Total underground mining sales were positively impacted by approximately $40 million and negatively impacted by approximately $26 million for the quarter and year ended December 31, 2009, respectively, due to the effect of the U.S. dollar on sales denominated in foreign currencies compared to the same periods for 2008.

Gross profit and gross margin were as follows:

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)

Gross profit	$206,309	$184,491	11.8%	$805,599	$682,503	18.0%
Gross margin	31.9%	25.6%	N/A	30.4%	27.2%	N/A

Gross profit was affected by purchase accounting adjustments as a result of the acquisition of DBT GmbH in 2007 as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Dollars in thousands)

(Increase) decrease due to purchase accounting adjustments	($928)	($485)	$2,360	$10,777
Gross margin increase (reduction)	0.1%	0.1%	0.1%	(0.4%)

The increase in gross profit for the quarter ended December 31, 2009 compared to the same period for 2008 was primarily due to the mix of original equipment sales in both the surface and underground mining segments. The increase in gross profit for the year ended December 31, 2009 was primarily due to the mix of original equipment sales and higher aftermarket sales in the surface mining segment, and increased sales in the underground mining segment. Excluding the effect of the DBT purchase accounting adjustments, gross profit was 31.8% of sales for the fourth quarter of 2009 compared to 25.5% of sales for the fourth quarter of 2008 and was 30.3% of sales for the year ended December 31, 2009 compared to 27.6% of sales for the year ended December 31, 2008.

Operating earnings were as follows:

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)

Surface mining	$68,337	$61,841	10.5%	$292,754	$252,713	15.8%
Underground mining	56,503	55,357	2.1%	221,616	158,778	39.6%

Total operations	124,840	117,198	6.5%	514,370	411,491	25.0%
Corporate	(9,351)	(4,796)	(95.0%)	(39,117)	(28,860)	(35.5%)

Consolidated total	$115,489	$112,402	2.7%	$475,253	$382,631	24.2%

Operating earnings for the underground mining segment were reduced by amortization of purchase accounting adjustments related to the acquisition of DBT GmbH in 2007 of $3.0 million and $14.0 million for the quarter and year ended December 31, 2009, respectively, compared to $3.1 million and $27.9 million for the quarter and year ended December 31, 2008. Operating earnings includes acquisition costs of $2.4 million and $4.6 million for the quarter and year ended December 31, 2009, respectively, compared to zero and $0.3 million for the quarter and year ended December 31, 2008.

Net earnings were as follows:

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands, except per share amounts)

Net earnings	$81,455	$65,750	23.9%	$312,703	$233,315	34.0%
Fully diluted net earnings per share	$1.07	$0.88	21.6%	$4.12	$3.10	32.9%

Net earnings were reduced (increased) by amortizations of purchase accounting adjustments related to the acquisition of DBT GmbH in 2007 as follows:

	Quarter Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(Dollars in thousands)

Inventory fair value adjustment charged to cost of product sold	$—	$—	$—	$12,088
Amortization of intangible assets	4,289	3,796	17,216	17,850
Depreciation of fixed assets	(1,299)	(655)	(3,235)	(1,992)

Operating earnings	2,990	3,141	13,981	27,946
Income tax benefit	1,422	1,041	5,127	9,158

Total	$1,568	$2,100	$8,854	$18,788

EBITDA and Adjusted EBITDA were as follows:

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)

EBITDA	$132,697	$126,143	5.2%	$532,995	$438,881	21.4%
EBITDA as a percent of sales	20.5%	17.5%	N/A	20.1%	17.5%	N/A
Adjusted EBITDA	$137,001	$127,538	7.4%	$548,588	$458,184	19.7%
Adjusted EBITDA as a percent of sales	21.2%	17.7%	N/A	20.7%	18.3%	N/A

Capital expenditures for 2009 were $54.6 million, which included $13.4 million related to the expansion and additional renovation of Bucyrus’ South Milwaukee facilities. Bucyrus’ capital expenditures for 2010 are expected to be between $60 million and $70 million, which does not include its pending Terex Mining acquisition.

Backlog at December 31, 2009 and December 31, 2008, as well as the portion of backlog which is expected to be recognized within 12 months of these dates, was as follows:

	December 31, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Surface mining:
Total	$1,062,977	$1,367,242	(22.3%)
Next 12 months	$641,599	$906,884	(29.3%)

Underground mining:
Total	$816,543	$1,135,212	(28.1%)
Next 12 months	$616,784	$806,074	(23.5%)

Total:
Total	$1,879,520	$2,502,454	(24.9%)
Next 12 months	$1,258,383	$1,712,958	(26.5%)

A portion of the surface mining backlog at December 31, 2009 and December 31, 2008 was related to multi-year contracts that will generate revenue in future years.

New orders were as follows:

	Quarter Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2009	2008	% Change
	(Dollars in thousands)
Surface mining:
Original equipment	$94,734	$290,813	(67.4%)	$330,402	$948,334	(65.2%)
Aftermarket parts and service	146,141	117,666	24.2%	650,329	896,646	(27.5%)

	240,875	408,479	(41.0%)	980,731	1,844,980	(46.8%)

Underground mining:
Original equipment	195,676	184,150	6.3%	525,150	1,148,357	(54.3%)
Aftermarket parts and service	152,107	125,160	21.5%	522,954	573,701	(8.8%)

	347,783	309,310	12.4%	1,048,104	1,722,058	(39.1%)

Total:
Original equipment	290,410	474,963	(38.9%)	855,552	2,096,691	(59.2%)
Aftermarket parts and service	298,248	242,826	22.8%	1,173,283	1,470,347	(20.2%)

	$588,658	$717,789	(18.0%)	$2,028,835	$3,567,038	(43.1%)

The decrease in surface mining original equipment new orders for the quarter ended December 31, 2009 compared to the same period for 2008 was primarily due to the receipt of a walking dragline order from a customer in Australia in the fourth quarter of 2008. The decrease was also due to reduced electric mining shovel orders. The decrease in surface mining original equipment new orders for the year ended December 31, 2009 compared to 2008 was primarily due to a decline in electric mining shovels and dragline new orders. One new dragline order was received in 2008 compared to none in 2009. Capital spending by our customers in 2009 was negatively impacted by the effect of current global economic conditions on commodities and credit markets.

The increase in surface mining aftermarket parts and service new orders for the quarter ended December 31, 2009 compared to the same period for 2008 occurred in most markets outside of the United States, with the largest increase occurring in the Chilean market. Surface mining aftermarket parts and service new orders for the year ended December 31, 2009 declined in most markets compared to 2008 as a result of current global economic conditions with the largest declines being in the United States and Chilean markets; however, new orders increased in certain smaller markets. Included in surface mining aftermarket parts and service new orders for the year ended December 31, 2009 was $32.7 million related to multi-year contracts that will generate revenue in future years compared to $281.5 million for the year ended December 31, 2008. Multi-year contracts vary in size and are not typically received on a regular basis.

The increase in underground mining original equipment new orders for the quarter ended December 31, 2009 compared to the same period for 2008 was primarily due to increased longwall orders in the Asian market. This was partially offset by reduced longwall new orders in the United States market as a result of the receipt of a complete longwall system order in the fourth quarter of 2008. The decrease in underground mining original equipment new orders for the year ended December 31, 2009 compared to 2008 was primarily due to the sale of five longwall systems to a customer in the Czech Republic in the first quarter of 2008 and the conversion of several existing longwall systems in the United States market in 2008 that were not repeated in 2009, as well as reduced room and pillar new orders. All product lines were negatively impacted in 2009 as a result of current global economic conditions.

The increase in underground mining aftermarket parts and service new orders for the quarter ended December 31, 2009 compared to the same period for 2008 was primarily due to orders from customers in the Asian market. The decrease in underground mining aftermarket parts and service new orders for the year ended December 31, 2009 compared to 2008 was primarily in the United States, Australian and South African markets, as a result of current global economic conditions.

Conference Call

Bucyrus will hold a telephone conference call pertaining to this news release at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) on Friday, February 19, 2010. Interested parties should call (888) 713-4215 ((617) 213-4867 for international callers), participant passcode 57833043. A replay of the teleconference will be available until March 19, 2010 and can be accessed in the United States by dialing (888) 286-8010 or at (617) 801-6888 from outside of the United States. The “Passcode” for the replay is 40506813. The conference call will also be available as a webcast, which can be accessed through the link provided on the Investor Relations page of Bucyrus’ website at www.bucyrus.com and will be available until March 19, 2010.

Special Note Regarding Online Availability of Bucyrus Releases and Filings

All Bucyrus financial news releases and SEC filings are posted to Bucyrus’ website, www.bucyrus.com. Automatic email alerts for these postings, corporate and general releases as well as product information also are available at www.bucyrus.com.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could cause actual results to differ materially from those anticipated in such forward-looking statements and could adversely affect Bucyrus’ actual results of operations and financial condition include, without limitation:

•

the cyclical nature of the sale of original equipment due to fluctuations in market prices for coal, copper, oil, iron ore and other minerals, changes in general economic conditions, changes in interest rates, changes in customers’ replacement or repair cycles, consolidation in the mining industry and competitive pressures;

•	changes in global financial markets and global economic conditions;

•	our customers deferring, delaying or canceling capital investments due to volatility and tightening of credit markets, unprecedented financial market conditions and a global recession;

•	disruption of our plant operations due to equipment failures, natural disasters or other reasons;

•	our ability to attract and retain skilled labor;

•	our production capacity;

•	our ability to purchase component parts or raw materials from key suppliers at acceptable prices and/or on the required time schedule;

•	our dependence on the commodity price of coal and other conditions in the coal market;

•	our reliance on significant customers’

•	the loss of key customers or key members of management;

•	the risks and uncertainties of doing business in foreign countries, including emerging markets, and foreign currency risks;

•	the highly competitive nature of the mining industry;

•	our ability to continue to offer products containing innovative technology that meets the needs of our customers;

•	costs and risks associated with regulatory compliance and changing regulations affecting the mining industry and/or electric utilities;

•	product liability, environmental and other potential litigation;

•	work stoppages at our company, our customers, our suppliers or providers of transportation;

•	our ability to satisfy underfunded pension and postretirement obligations;

•	our ability to protect intellectual property

•	the availability of operating cash to service our indebtedness; and

•	our ability to successfully complete the contemplated acquisition of the Terex mining division on a timely basis and to realize expected benefits and synergies of the acquisition.

The foregoing factors do not constitute an exhaustive list of factors that could cause actual results to differ materially from those anticipated in forward-looking statements, and should be read in conjunction with the other cautionary statements and risk factors included in Bucyrus’ 2008 Form 10-K filed with the Securities and Exchange Commission on March 2, 2009. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.